Exhibit 4(A)(23)

Written Amendment of the Covenant Letter from 14/03/2005.

Which was held and signed on December 22, 2005.

Between:	Bank HaPoalim Ltd.
(Hereinafter – “the Bank”) on the one hand;

And:	ViryaNet Ltd. P.C. 511281354
(Hereinafter – “the Company”) on the other hand;

WHEREAS	on the 14/03/2005 the Company signed a covenant letter in the favor of the Bank regarding credit and other bank services which the Company has received and/or shall receive from the bank (hereinafter – “covenant letter”);

WHEREAS	the parties wish to partially amend the covenant letter, as provided in this amendment letter as follows;

THEREFORE	the parties hereby agree to amend the covenant letter as follows:

1.	Section 1b of the covenant letter shall be removed.

2.	This new Section 2 shall be added in the following wording:

“ We undertake that the balance of cash as of 1/1/06 as well as the balance of the cash as reported in our quarterly and yearly (consolidated) financial reports beginning 1/7/06 which are audited or reviewed by an external certified public accountant at all times and from time to time, shall not be less from the amount in NIS equal to $1,000,000 (One Million U.S Dollars).”

This amendment letter constitutes an inseparable part of the covenant letter; and all the remainder of the details and conditions of the covenant letter shall remain in full force.

In witness whereof, the undersigned partied have caused this Agreement to be executed on the date aforementioned:

Bank HaPolaim Ltd.	ViryaNet Ltd.

LAWYERS CERTIFICATION:

I, the undersigned, Raanan Lerner, Adv, act as Legal Counsel of ViryaNet Ltd (hereinafter: the “Company”), hereby certify that this letter, was signed in accordance with applicable law by authorized signatories of the Company in accordance with a resolution which was received by organs of the Company, in accordance with applicable law, who are authorized to do so, and in accordance with the Company’s incorporation documents, binds the Company for all intents and purposes.

In addition, I hereby certify that all the resolutions and approvals required for the actions raised in this letter were obtained, including in accordance with Chapters 3 and 5 of the sixth section of the Company Law Act – 1999, to the extent required.

22/12/05	Raanan Lerner
Date	Stamp and Signature.